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                                                                  Exhibit 23.4

Accountants' Consent
--------------------

The Board of Directors
NovaStar Financial, Inc.

We consent to the inclusion of our report dated February 23, 2000, relating to the consolidated balance sheets of NovaStar Financial, Inc. and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three year period ended December 31, 1999 and to the reference to our firm under the heading "Experts" in the Post-Effective Amendment No. 1 to Registration Statement No. 333-77375 on Form S-11 of NovaStar Financial, Inc.

/s/ KPMG LLP

Kansas City, Missouri
April 14, 2000